UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Preliminary information statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

☑	Definitive information statement.

CLEARWATER INVESTMENT TRUST

(Name of Registrant as Specified in Its Charter)

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Clearwater Investment Trust

30 East 7th Street

St. Paul, Minnesota 55101-4930

December 10, 2021

Dear Shareholder,

In a supplement to the prospectus of the Clearwater Select Equity Fund (the “Fund”) dated September 22, 2021, and sent to you shortly thereafter, the Clearwater Investment Trust described the hiring of a new subadviser to the Fund. The hiring of Wasatch Advisors, Inc. d/b/a Wasatch Global Investors (“Wasatch”) was approved by the Clearwater Investment Trust Board of Trustees on September 17, 2021.

We are now providing to you what is commonly referred to as an “Information Statement,” which provides you with additional information regarding Wasatch, as well as the factors considered by the Board of Trustees in approving the subadvisory agreement with the firm.

This Information Statement does not require any action by you as a shareholder, but I encourage you to read this material and inform your Client Advisor or Financial Manager at Fiduciary Counselling, Inc. if you have any questions.

Sincerely,

Justin H. Weyerhaeuser

President and Treasurer

Clearwater Investment Trust

Clearwater Investment Trust

Clearwater Select Equity Fund

December 10, 2021

Information Statement Regarding New Investment Subadvisory Agreement with

Wasatch Advisors, Inc. d/b/a Wasatch Global Investors

This Information Statement is being furnished on behalf of the Board of Trustees (the “Trustees”) of the Clearwater Investment Trust (the “Trust”) to inform shareholders of the Clearwater Select Equity Fund (the “Fund”) as to the hiring of a new subadviser of the Fund. In connection with the hiring of the new subadviser, the Trustees approved a new subadvisory agreement among the Trust, Clearwater Management Co., Inc. (“CMC”), and Wasatch Advisors, Inc. d/b/a Wasatch Global Investors (“Wasatch”) (the “Wasatch Agreement”). The hiring of Wasatch was approved by the Trustees upon the recommendation of CMC, which serves as investment adviser to the Fund. The hiring of this subadviser by the Trustees was done without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) granted to the Trust and CMC on November 14, 2001 (the “Exemptive Order”).

This Information Statement is being mailed on or about December 10, 2021, to shareholders of record of the Fund as of December 9, 2021. This Information Statement requires NO ACTION from you as a shareholder.

INTRODUCTION

CMC is the investment adviser to the series of the Trust, including the Fund. CMC and the Fund’s Trustees have delegated responsibility for managing the assets in the Fund’s investment portfolio to certain subadvisers. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that shareholders of a mutual fund approve investment advisory or subadvisory agreements to the mutual fund. However, the Exemptive Order permits the Trust and CMC, subject to certain conditions, and subject to approval by the Trustees, to hire unaffiliated subadvisers without shareholder approval. Therefore, CMC and the Trust may hire or replace subadvisers to the Fund that are unaffiliated with the Trust or CMC without shareholder approval. CMC and the Trust may also materially amend subadvisory agreements without obtaining shareholder approval.

Consistent with the Exemptive Order, at a meeting held on September 17, 2021, the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust or of CMC, as defined under the 1940 Act (collectively, the “Independent Trustees”), approved the Wasatch Agreement. As discussed later in this Information Statement, the Trustees carefully considered the subadvisory arrangement and concluded that the approval of the agreement was in the best interests of the Fund and its shareholders.

As a condition to relying on the Exemptive Order, the Trust and CMC are required to furnish the Fund’s shareholders with information about Wasatch within ninety days from the date on which it was hired. This Information Statement is intended to provide such information, as well as additional details of the Wasatch Agreement.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE ADVISER

CMC is a privately-owned corporation organized under the laws of the State of Minnesota, and is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). CMC serves as the Fund’s investment adviser pursuant to the management contract between the Fund and CMC, dated March 1, 1998 and as amended time to time. CMC has been in the investment management business since 1987. CMC’s address is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101. Pursuant to the Exemptive Order, subject to the approval of the Trustees, CMC may select subadvisers to serve as portfolio managers of the funds it manages or materially modify an existing subadvisory agreement without obtaining shareholder approval of a new or amended subadvisory agreement. CMC has ultimate responsibility to oversee and to recommend the hiring, termination and replacement of any subadviser. As a result, CMC selects and supervises subadvisers for the Fund and administers the Fund’s business operations. Under its management contract with the Fund, CMC is also responsible for paying directly all expenses of the Fund other than commissions and other charges related to the purchase and sale of portfolio securities and other assets, taxes, interest and extraordinary expenses, including without limitation litigation expenses. Pursuant to the management contract, the Trust compensates CMC for these services to the Fund by paying CMC an annual advisory fee of 1.35% of the average daily net assets under management. As of the date of this Information Statement, CMC is voluntarily waiving a portion of its annual advisory fee, and is being compensated at the rate of 0.89% of the average daily net assets under management.

William Driscoll is CMC’s Chairman, President and Treasurer and also serves as a director of CMC. Courtland B. Cunningham is CMC’s Vice President and Secretary and also serves as a director of CMC. The other directors of CMC are: Elizabeth D. Hlavka, Samuel B. Carr, Jr., Catherine L. Weyerhaeuser, Frank W. Piasecki, Daniel C. Titcomb, Vivian W. Day, Michael J. Slocum, Richard W. Middleton, and Melissa M. Davis (non-voting). Jason K. Mitchell is Chief Compliance Officer of CMC. The address of each director and officer is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101.

WASATCH

Wasatch is an investment adviser registered under the Advisers Act. Wasatch is an 100% employee-owned corporation and is organized as a corporation under the laws of the State of Utah. Wasatch’s address is 505 Wakara Way, 3rd Floor, Salt Lake City, Utah 84108.

Wasatch was approved by the Trustees to serve as a subadviser to the Fund at a meeting of the Trustees held on September 17, 2021. Wasatch is not affiliated with CMC or the Trust. Wasatch will perform its duties and provide services subject to the oversight and supervision of CMC.

Wasatch provides similar advisory services to other registered investment companies as described in the table below.

Name of Fund	Approximate Fund Assets Attributable to Wasatch as of August 31, 2021	Advisory Fee (annually, as % of daily net assets)	Waiver of Advisory Fee

Wasatch Micro Cap Value Fund	$442 million	1.5%	N/A
Wasatch Micro Cap Fund	$1.4 billion	1.5%	N/A

The names and principal occupations of the directors and principal executive officers of Wasatch are listed below. The address of each principal executive officer is 505 Wakara Way, 3rd Floor, Salt Lake City, Utah 84108.

Name	Title

James B. Taylor	Chief Executive Officer and Director

Michael K. Yeates	Chief Financial Officer, Treasurer, Vice President and Director

Eric S. Bergeson	President and Director

Daniel D. Thurber	General Counsel, Vice President, Secretary, Chief Compliance Officer and Director

Jeffrey S. Cardon	Director

James F. Larkins	Portfolio Manager

Ajay C. Krishnan	Portfolio Manager and Director

Hollie R. Strasburg	Director of Operations and Director

Catherine K. Swenson	Director of Client Relations and Director

APPOINTMENT OF WASATCH AS SUBADVISER TO THE FUND

At the meeting on September 17, 2021, the Trustees approved the appointment of Wasatch as subadviser to the Fund. Cooke & Bieler, L.P., Jackson Square Partners, LLC, Parametric Portfolio Associates LLC (“Parametric”) and Pzena Investment Management LLC continue to serve as subadvisers to the Fund. Fiduciary Counselling, Inc. also acts as a subadviser to the Fund, but does not provide day-to-day management. Rice Hall James & Associates, LLC was subsequently appointed as a subadviser (effective November 5, 2021).

TERMS OF THE WASATCH AGREEMENT

The Wasatch Agreement was approved by the Trustees on September 17, 2021, as noted above, and has an initial term of two years from the effective date. Thereafter, continuance of the Wasatch Agreement shall be subject to the specific approval, at least annually, of a vote of the majority of outstanding voting securities (as that term is defined in the 1940 Act) of the Fund, or by the Trustees, as well as the approval by a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval.

The Wasatch Agreement may be terminated by: (i) CMC at any time without penalty, upon 60 days’ written notice to Wasatch and the Trust; (ii) the Trust at any time without penalty, upon the vote of a majority of the Trustees or a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice to CMC and Wasatch; or (iii) by Wasatch at any time without penalty, upon 60 days’ written notice to CMC and the Trust. Further, the Wasatch Agreement provides for automatic termination in the event of its assignment or if the management contract between the Trust and CMC is assigned or terminates.

Under the Wasatch Agreement, Wasatch will act as investment subadviser for that portion of the assets of the Fund that CMC determines to allocate to Wasatch from time to time. As investment subadviser, Wasatch will, among other things, provide a continuous investment program for the allocated assets and determine the composition of the assets, including determination of the purchase, retention or sale of the securities, cash and other investments contained in the portfolio.

Fees payable to Wasatch under the Wasatch Agreement, are calculated and accrued daily based upon the average daily net assets of the Fund under Wasatch’s management and are paid quarterly by CMC. Wasatch is compensated out of the fees CMC receives from the Fund. CMC pays Wasatch a fee equal to 1.00% of average daily net assets.

Wasatch represents that as of the date of the Wasatch Agreement, the fee rate referenced above is equal to or lower than the lowest fee rate contracted by Wasatch with respect to United States registered investment company sub-advisory relationships of comparable size that are managed pursuant to a similar strategy as the allocated assets. If Wasatch in the future agrees to provide sub-advisory services to a United States registered investment company account that (i) is managed pursuant to a similar strategy as the allocated assets, and (ii) is subject to a fee schedule that provides compensation to Wasatch based on assets with a dollar value equal to or less than the dollar value of the allocated assets, at a rate that is lower than the fee rate referenced above, Wasatch shall promptly notify CMC and offer to manage the allocated assets at such lower fee rate.

The Wasatch Agreement requires that Wasatch assist CMC and the Trust in complying with the Trust’s obligations under Rule 38a-1 of the 1940 Act. As part of this requirement, Wasatch is responsible for providing information about Wasatch’s compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act to the Trust’s chief compliance officer, as well as reports on any material changes to, or material deficiencies in, that compliance program. Wasatch is further required to notify CMC in the event of certain actions by the Commission (or the commencement of proceedings that are likely to result in such actions), which limit Wasatch’s activities, functions or operations, including censuring or revoking the registration of Wasatch as an investment adviser, or when Wasatch reasonably believes that the Fund may no longer qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Similarly, CMC is required to notify Wasatch in the event of certain actions by the Commission (or the commencement of proceedings that may result in such actions), including censuring CMC or the Trust, placing limitations upon either of their activities, functions or operations, or revoking the registration of CMC as an investment adviser, or when CMC reasonably believes that the Fund may no longer qualify as a regulated investment company under Subchapter M of the Code.

The Wasatch Agreement also states that in selecting brokers or dealers and in placing orders for the purchase or sale of portfolio securities, Wasatch’s primary consideration in effecting a security transaction will be to obtain the best execution for the Fund, taking into account the factors specified in the Prospectus and/or Statement of Additional Information for the Trust. The Wasatch Agreement further provides that consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, and the rules and interpretations of the SEC thereunder, Wasatch shall not be deemed to have acted unlawfully or to have breached any duty created by the Wasatch Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if Wasatch or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or Wasatch’s or its affiliate’s overall responsibilities with respect to the Fund and to their other clients as to which they exercise investment discretion.

The Wasatch Agreement states that Wasatch shall exercise its best judgment in rendering the services thereunder and, except as may be required by the 1940 Act or the rules thereunder or other applicable law, Wasatch, its affiliated persons, and its controlling persons shall not be liable for, or subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Wasatch Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Wasatch’s duties, or by reckless disregard of Wasatch’s obligations and duties under, the Wasatch Agreement.

Pursuant to the Wasatch Agreement, CMC agrees to indemnify and hold harmless Wasatch, its affiliated persons, and its controlling persons against any and all direct demonstrable losses, claims, damages, liabilities or litigation which may be based upon: (i) any willful misfeasance, bad faith or gross negligence in the performance of CMC’s duties or reckless disregard of its obligations and duties under the Wasatch Agreement by CMC or by any of its employees or representatives or any affiliate of or any person acting on behalf of CMC; or (ii) any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of CMC and contained in the registration statement or prospectus covering shares of the Trust or the Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to CMC and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to CMC, the Trust or to any affiliated person of CMC by an indemnified person of Wasatch. The Wasatch Agreement also states that Wasatch agrees to indemnify and hold harmless CMC, the Trust, any affiliated person of CMC or the Trust, and each controlling person of CMC or the Trust against any and all direct demonstrable losses, claims, damages, liabilities or litigation which may be based upon: (i) any willful misfeasance, bad faith or gross negligence in the performance of Wasatch’s duties or reckless disregard of its obligations and duties under the Wasatch Agreement by Wasatch or by any of its employees or representatives or any affiliate of or any person acting on behalf of Wasatch; (ii) a failure to comply with a specified provision of the Wasatch Agreement relating to the Fund’s qualification as a regulated investment company, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering the shares of the Trust or the Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to Wasatch and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to CMC, the Trust or any affiliated person of CMC or the Trust by Wasatch or any affiliated person of Wasatch. Pursuant to the Wasatch Agreement, neither CMC nor Wasatch is responsible for indemnification where the indemnified party’s liability stems from such party’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties, under the Wasatch Agreement.

The Wasatch Agreement provides that Wasatch will pay all expenses incurred by it and its staff for their activities in connection with its portfolio management duties under the Wasatch Agreement, and further lists the expenses of the Trust’s operations for which CMC and the Trust are responsible.

The Wasatch Agreement provides that the records maintained by Wasatch for the Fund are the property of the Trust. Wasatch agrees to surrender promptly to the Trust any of such records upon the Trust’s or CMC’s request; provided, however, that Wasatch may, at its own expense, make and retain a copy of such records. The Wasatch Agreement also requires the subadviser to maintain records in accordance with Rule 31a-1 under the 1940 Act and Rule 204-2 under the Advisers Act for the period specified in Rule 31a-2 under the 1940 Act and Rule 204-2 under the Advisers Act, respectively.

The Wasatch Agreement provides that Wasatch will assist the custodian and portfolio accounting agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the registration statement for the Trust, the value of any portfolio securities or other assets of the Trust allocated to Wasatch for which the custodian and portfolio accounting agent seek assistance from, or identify for review by, Wasatch.

The Wasatch Agreement provides that Wasatch will, absent contrary instructions received in writing from the Trust, vote all proxies solicited by or with respect to the issuers of securities held by the Fund in accordance with applicable fiduciary obligations.

CMC’S RECOMMENDATION AND THE TRUSTEES’ DECISION REGARDING WASATCH

CMC recommended to the Trustees that they approve the Wasatch Agreement with respect to the Fund. CMC made the recommendation based upon, among other factors: the qualifications and performance of Wasatch’s investment team, Wasatch’s investment process and the belief that its investment strategies will complement the strategies of the Fund’s other subadvisers.

During a meeting on September 17, 2021, the Trustees met with representatives of Wasatch and received a presentation discussing Wasatch’s organizational structure, background, and investment philosophy and process. In advance of the meeting, the Trustees received written information that included: information as to the proposed allocation of assets among the Fund’s subadvisers; a summary of information about Wasatch, including its investment professionals, process, philosophy, past performance and proposed subadvisory fees; and report from the Trust’s Chief Compliance Officer as to his review of Wasatch’s compliance program.

At the September 17, 2021 meeting, counsel to the Fund and Trustees reviewed with the Trustees the various factors relevant to their consideration of the Wasatch Agreement and the Trustees’ responsibilities related to their review. The Trustees reviewed and analyzed a number of factors that the Trustees deemed relevant with respect to the Wasatch Agreement. These factors included: the nature, extent, and quality of the services to be provided to the Fund by Wasatch; Wasatch’s investment process; Wasatch’s historical performance record for its Micro Cap Value and Micro Cap strategies; the qualifications and experience of the investment professionals who would be responsible for the management of their allocation of the Fund’s assets; and Wasatch’s overall resources.

No single factor determined whether or not the agreement would be approved but rather the totality of factors considered was determinative. Following an analysis and discussion of the factors described below, the Trustees, including all of the Independent Trustees, approved the Wasatch Agreement.

Nature, Extent, and Quality of Services Provided: The Trustees considered the specific investment processes Wasatch would use in managing its allocation of the Fund’s assets. The Trustees looked at the qualifications of Wasatch’s investment team who would be responsible for managing its allocation of the Fund’s assets. The Trustees concluded that the nature, extent, and quality of the subadvisory services expected to be provided by Wasatch were appropriate for the Fund.

Investment Performance: The Trustees discussed Wasatch’s performance record for the strategy it would use in managing its allocation of the Fund’s assets as compared to its strategy benchmark and the Fund’s benchmark. The Trustees noted that the strategy’s average annual total returns compared favorably to its strategy benchmark for the period since its inception in July 2003, as well as for the one-, three-, five-, and ten-year periods ended June 30, 2021. The Trustees concluded that this data supported the decision to approve the Wasatch Agreement.

Subadvisory Fee: The Trustees evaluated the proposed subadvisory fee schedule, which was negotiated at arm’s length by CMC. The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to Wasatch. The Trustees concluded that the proposed subadvisory fee schedule was reasonable given the nature, extent and quality of the subadvisory services to be performed by Wasatch.

Benefits to the Subadviser: The Trustees considered the ancillary benefits that could accrue to Wasatch due to its relationship with the Fund and noted that the relationship would be limited to the provision of subadvisory services. The Trustees concluded that no significant ancillary benefits would result from the Wasatch Agreement.

Profitability: The Trustees considered that Wasatch is an independent firm and that the subadvisory fee to be charged is the result of arm’s length bargaining between Wasatch and CMC.

Economies of Scale: The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to Wasatch and that the Trustees consider on an annual basis whether economies of scale might be realized by CMC as the Fund’s assets grow and whether there also might be benefits from such growth for the Fund’s shareholders.

Other Considerations: The Trustees considered CMC’s judgment and recommendation that adding Wasatch as a subadviser would add value to the Fund’s shareholders and would be complementary to the Fund’s other subadvisers.

Conclusion: The Trustees considered that due to the COVID-19 pandemic, the SEC had issued temporary exemptive relief from the in-person meeting requirements under Section 15(c) of the 1940 Act, permitting fund boards to approve investment advisory agreements telephonically or through the use of virtual communication where all participants can hear each other and be heard simultaneously. The Trustees noted that in accordance with a condition of the SEC relief, it would ratify all actions taken pursuant to the relief at its next in-person meeting.

After full consideration of the factors described above along with other information, with no single factor identified as being of paramount importance, the Trustees, including all of the Independent Trustees, concluded that the approval of the Wasatch Agreement was in the best interests of the Fund and its shareholders and approved the Wasatch Agreement, with the proposed fee to be paid by CMC out of its management fee.

GENERAL INFORMATION

Fund Custodian and Accounting Services Agent: The Fund’s Custodian and Accounting Services Agent is The Northern Trust Company, which is located at 50 South LaSalle Street, Chicago, Illinois 60603. The Trust, on behalf of the Fund, entered into a Custody Agreement and a Fund Administration and Accounting Services Agreement, each dated as of December 3, 2010 and amended April 27, 2012, pursuant to which The Northern Trust Company provides various services for the Fund, including custody, accounting, maintenance of certain Fund records, and calculation of the Fund’s net asset value.

Principal Underwriting Arrangements: The Fund does not have a Principal Underwriter.

Affiliated Brokerage Transactions: For the fiscal year ended December 31, 2020, the Fund did not pay any commission to any affiliated brokers.

Record or Beneficial Ownership: As of November 30, 2021, the fund had 24,086,069.9370 total shares outstanding and no persons or entities owned 5% or more of the outstanding shares of the Fund.

As of November 30, 2021, the executive officers and Trustees of the Trust owned the following outstanding shares of the Fund:

Name of Beneficial Owner	Title of Class*	Amount and nature of beneficial ownership	Percent of Class*
Sara G. Dent 30 E. 7th Street St. Paul, MN 55101	N/A	212,572.967 (sole voting and investment control) 50,057.915 (as beneficiary of trust(s))	1.09%
Charles W. Rasmussen 30 E. 7th Street St. Paul, MN 55101	N/A	42,431.718 (sole voting and investment control) 65,377.551 (as beneficiary of trust(s))	**
Laura E. Rasmussen 30 E. 7th Street St. Paul, MN 55101	N/A	21,790.404 (sole voting and investment control)	**
E. Rodman Titcomb, Jr. 30 E. 7th Street St. Paul, MN 55101	N/A	19,440.094 (sole voting and investment control) 38,096.952 (as beneficiary of trust(s))	**
Lindsay R. Schack 30 E. 7th Street St. Paul, MN 55101	N/A	1,873.753 (sole voting and investment control)	**
David M. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	N/A	28,047.671 (sole voting and investment control) 41,157.937 (as beneficiary of trust(s))	**
Justin H. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	N/A	75,288.346 (sole voting and investment control) 81,788.130 (as beneficiary of trust(s))	**

Name of Beneficial Owner	Title of Class*	Amount and nature of beneficial ownership	Percent of Class*
All executive officers and Trustees as a group	N/A	677,923.439	2.82%

*The Fund does not offer separate classes of shares. The percentage provided represents the percentage of ownership of the total outstanding shares of the Fund.

**The beneficial owner owned less than 1% of the total outstanding shares of the Fund.

HOUSEHOLDING

Only one copy of this Information Statement may be sent to households, even if more than one person in a household is a Fund shareholder of record, unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the Trust toll-free at (855) 684-9144 or write the Trust at P.O. Box 4766, Chicago, IL 60680-4766. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would prefer to receive just one copy for the household, contact the Trust toll-free at (855) 684-9144 or write the Trust at P.O. Box 4766, Chicago, IL 60680-4766.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Trust’s most recent semi-annual report dated June 30, 2021, and may be obtained by contacting the Trust toll-free at (855) 684-9144 or writing the Trust at P.O. Box 4766, Chicago, IL 60680-4766. Shareholders may also obtain a copy of the Trust’s most recent annual report dated December 31, 2020, without charge, by contacting the Trust at such phone number or address.